Exhibit 99.1

Contact:	Mike Schuh	(425) 951-1428
	Anne Bugge	(206) 972-0372

SONOSITE CELEBRATES 10 YEAR ANNIVERSARY AS
FIRST QUARTER REGENUE RISES APPROXIMATELY 22%

Company expects profitable first quarter
Full first quarter financial results to be reported April 28, 2008

BOTHELL, WA, April 8, 2008 - SonoSite, Inc.  (Nasdaq: SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, said today that first quarter revenue grew approximately 22% to over $52 million compared to the first quarter of 2007.  Changes in foreign currency rates increased worldwide revenue by approximately 4%.  SonoSite also noted that it is marking its 10th year as a public company since being spun-off from ATL Ultrasound, Inc. on April 6, 1998.

A Decade of Leadership

"Ten years ago, with a prototype and a vision, we challenged the conventional wisdom of ultrasound in medicine," said Kevin M. Goodwin, SonoSite President and CEO. "Since then, we have built a company and a new industry category that brings the benefits of high resolution ultrasound visualization to the point-of-care across medicine, globally. With over 40,000 of our systems used in hospital and non-hospital settings around the world, ultrasound is now being leveraged every day as a tool to deliver better, faster, safer and less expensive care by a broad range of medical specialists including emergency physicians, intensivists, anesthesiologists, medics, sports medicine physicians and others.

As the recognized leader and innovator of hand-carried ultrasound, SonoSite has been changing the practice of medicine by bringing visualization to the point of patient care across hospital departments and in the physician's office. The company shipped the industry's first hand-carried ultrasound system in 1999 and revenues have grown from $10 million to over $200 million in 2007.

Preliminary First Quarter Results

"We are encouraged by the strong start to the year," Mr. Goodwin said. "Our international group continues to lead our growth while the US remains steady in its progress. Separately, regarding SG&A cost controls, we will take a one-time charge in the first quarter of approximately $600,000 for integration of the former MarketBridge physician office channel and the elimination of overhead within our SG&A structure.  We expect a profitable first quarter, including the one-time charge."

First Quarter Conference Call Information

First quarter 2008 financial estimates are preliminary. SonoSite plans to report complete first quarter financial results on April 28, 2008 after the close of the financial markets at

1:00 pm Pacific Time (PT). Management will host a conference call beginning at 1:30 pm PT on April 28, 2008 that will be webcast on the company's website at www.sonosite.com. A replay of the audio webcast will be available the same day beginning at 4:30 pm PT until May 26, 2008 midnight PT, by dialing (719) 457-0820 or toll free (888) 203-1112. The confirmation code 8481608 is required to access the replay. The call will be archived on SonoSite's website.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007 on the market price of our common stock, and as well as other factors contained in the Item 1A. "Risk Factors" section of our most recent Annual Report on Form 10-K, as updated by our most recent quarterly reports filed on Form 10-Q filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.